Exhibit 23.a

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to The Saul Centers, Inc. 2004 Stock Plan, of Saul Centers, Inc. of our report dated February 3, 2004, except as to Note 13, for which the date is February 17, 2004, with respect to the consolidated financial statements and schedule of Saul Centers, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

May 5, 2004